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GRIFFON CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Griffon Corporation Sends Letter to Shareholders and Files Investor Presentation Highlighting Strength of its Strategy and Board Nominees

•	Corporate approach to M&A has driven successful capital return and greater value for shareholders
•	Highly engaged and independent Board has right skills and experience to lead company
•	Voss Capital’s only remaining nominee brings no value to the Griffon Board
•	Urges shareholders to vote “FOR” all 4 highly qualified Griffon directors on WHITE proxy card

NEW YORK, January 27, 2022 /BUSINESS WIRE/ -- Griffon Corporation (NYSE: GFF) today sent a letter to shareholders highlighting its sound business strategy, including the now completed acquisition of Hunter Fan Company, and the collective strength of its Board of Directors, which has been significantly refreshed and comprises the right mix of skills and experience to advance Griffon’s strategy, deliver immediate and long-term value to shareholders, and position the Company for sustainable growth. The Company also recently filed an investor presentation detailing the same with the Securities and Exchange Commission.

Griffon’s Board of Directors urges shareholders to protect the future of the Company and the value of their investment by voting the WHITE proxy card today “FOR” all four of the Company’s highly qualified director nominees. The Company’s Annual Meeting of Shareholders (the “Annual Meeting”) will be held on February 17, 2022 at 10:00 a.m., ET at the offices of Dechert LLP, located at 1095 Avenue of the Americas, New York, NY 10036. Shareholders of record as of close of business on December 28, 2021, are entitled to vote at the meeting.

The proxy statement, presentation, and other important information related to the Annual Meeting can be found at ir.griffon.com.

January 27, 2022

Dear Fellow Shareholder,

We’re excited about the year ahead at Griffon, and especially excited about the completion of our acquisition of Hunter Fan Company. We encourage shareholders to vote for our highly qualified and experienced nominees and we hope you can join us for our Annual Meeting on February 17, 2022.

WE HAVE THE RIGHT STRATEGY TO CONTINUE BUILDING SHAREHOLDER VALUE

•	We have a long-standing record of value creation.
•	Our business model has delivered strong results, both before and throughout the pandemic, including a 3-year revenue CAGR of 11% as of December 31, 2021. During our last fiscal year, we delivered record revenues, segment adjusted EBITDA, and adjusted EPS.
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•	We have a strong track record of M&A focused on earnings growth – specifically on the acquisition, integration, and improvement of iconic consumer brands. This approach is working, as is evidenced by our performance – over the past three years, this proactive portfolio transformation has delivered a total shareholder return of approximately 185% as of December 31, 2021, meaningfully outperforming both the Russell 2000 and proxy peer group.
•	Our strong management team and multi-pronged growth strategy enable us to drive margin improvement and above-market growth across cycles.
•	Our existing successful, strong businesses are a product of a corporate structure that gives us the flexibility to manage our portfolio of businesses in a way that grows value.

The five-year evolution of our business that led to the sale of our Plastics division in 2018 continues with the review of strategic alternatives and sale process underway for our Defense Electronics business, which began in April 2021, and our successfully completed acquisition of Hunter Fan Company. We are committed to generating superior shareholder returns by combining an entrepreneurial spirit, active M&A, and targeted capital deployment with an operating culture of continuous improvement.

Our structure and flexibility enable us to make these thoughtful investments in our businesses to drive long-term value creation, making our portfolio stronger together than its businesses would be separately. Our corporate structure also allows us to act as a smart buyer, consolidating businesses that fit together and fueling their growth, while having a disciplined approach to evaluating opportunities and an objective approach to considering divestitures. We remain excited about the value creation opportunities for our shareholders.

HIGHLY ENGAGED, INDEPENDENT BOARD WITH THE RIGHT EXPERIENCE TO LEAD GRIFFON

Griffon’s Board is comprised of individuals with deep experience in areas critical to enhancing oversight and bolstering Griffon’s business. We are committed to a Board refreshment process and have intentionally refreshed the Board over the past five years to ensure we have the diversity and relevant expertise to continue to execute our strategy and grow and evolve the business.

These recent independent director appointments have strengthened the Board’s skillset and brought perspective and expertise that will help the company continue to execute on its strategy and generate shareholder value, in addition to enhancing diversity and reducing the median tenure of Griffon’s Board. This practice will continue with this year’s new director nominee, Ms. Michelle L. Taylor, the New Product Quality Director at Trane Technologies. Including Ms. Taylor, our Board will have:

✓	11 of 14 directors with senior leadership experience
✓	10 of 14 directors with public company leadership experience
✓	11 of 14 directors with operations management experience

Griffon has a committed, focused Board that has the expertise and know-how to create value for all shareholders and is open and responsive to shareholder feedback.

Griffon’s four Board nominees up for election at the 2022 Annual Meeting of Shareholders possess the skills, expertise, and experience to continue to build value for shareholders and support the company’s continued growth as it executes its evolved strategy. The Board nominees bring diverse viewpoints and backgrounds and the right experience and skills to represent the interests of shareholders. This slate of

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nominees includes one new director, Ms. Taylor, and three current directors – Mr. Louis J. Grabowsky, Mr. Robert F. Mehmel, and Ms. Cheryl L. Turnbull – that have a median tenure of 4 years. This group of nominees has an average age of 61 and will further enhance the diversity of the Board. Their qualifications include:

✓	All 4 nominees have senior leadership experience
✓	3 of 4 nominees have public company leadership experience
✓	All 4 nominees have operations management skills
✓	3 of 4 nominees are independent

With Ms. Taylor’s appointment, Griffon will have refreshed 65% of its Board members since 2015. Our Board holds the management team accountable – currently, 12 of our 14 directors are independent, we have a strong lead independent director position with clearly delineated duties and our independent directors regularly hold executive sessions. With this slate of nominees included in our Board, we will have an average director tenure of five years with an average age of 67. As we continue to ensure Board refreshment, we have also further committed to advance diversity with the objective of having 40% of our independent directors be women or persons of color by 2025.

A further demonstration of the Board’s commitment to diversity, enhanced corporate governance practices, and focus on delivering shareholder value is the adoption of two amendments to our Certificate of Incorporation. The first amendment will declassify the Board by the 2024 annual meeting of shareholders, and the second amendment will reduce the percentage of voting power necessary to call a special meeting of shareholders to 25%. These amendments enhance our corporate governance practices, further aligning our practices with the interests of our shareholders and contributing to maximizing long-term shareholder value. They will become effective subject to the approval of our shareholders at our 2022 Annual Meeting.

Griffon’s Board and leadership team have been integral to the strategic planning and initiatives we have put in place to be successful. We have proactively charted a new strategic direction and continued to refresh the Board to ensure we have the right mix of skills, experience, and track records to continue delivering for our customers and shareholders, and we continue to regularly evaluate a range of opportunities and alternatives to drive growth and create shareholder value.

We delivered a record fiscal 2021 despite the challenges in our global operating environment, including labor, transportation, and supply chain disruptions. Griffon’s resilience and strong performance reinforce that we have the right strategy, Board, and management team in place to compete and win in our competitive industries.

That success, however, could be derailed by the election of the nominee from Voss Capital LLC to our Board, which we believe would disrupt Griffon’s substantial progress and business momentum, and diminish the quality and strength of our Board.

TRAVIS COCKE HAS NO PLAN

•	Voss says that it is a $350 million hedge fund, and is run by 34-year-old Travis Cocke, who has no actual plan for Griffon.
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•	Mr. Cocke has not provided a single new idea to create long-term shareholder value and lacks experience with public company boards – he hasn’t even sat on one himself or ever run a slate of directors.

•	Mr. Cocke’s so-called plan is merely a “get rich quick” scheme before he sells his Griffon stock and moves on to his next target.

Mr. Cocke acknowledges that we have built a valuable group of businesses, and then criticizes both the corporate structure and the Board and management team responsible for building those valuable businesses. What does that say about his understanding of our company?

Griffon has evolved from a decentralized holding company to a more strategic and focused buyer and builder of businesses.

•	Consumer and Professional Products: Following on the successful 2017 acquisition, and ongoing integration, of ClosetMaid, we are excited to further strengthen the CPP business with the recent addition of Hunter. There is compelling industrial logic underpinning the integration of Hunter and we expect the complementary strengths of AMES and Hunter will create abundant cross growth opportunities. We reported an 8% increase in CPP revenue and an 11% increase in CPP adjusted EBITDA in Fiscal 2021 compared to the prior year.

•	Home and Building Products: We have realized tremendous benefits from our 2018 acquisition of CornellCookson, as was acknowledged by Mr. Cocke; and we believe there is still plenty of room for growth from the ongoing integration of our leading sectional door and rolling steel door businesses. We reported a 12% increase in HBP revenue and an 18% increase in HBP adjusted EBITDA in Fiscal 2021 compared to the prior year.

Mr. Cocke’s immediate, uninformed, and knee-jerk opposition to the Hunter acquisition demonstrates his sole motive is to gain votes – this reckless behavior is irresponsible and harmful to shareholders.

Mr. Cocke put out his opinion on the Hunter acquisition within hours of our announcement, before even having the time to properly evaluate the transaction or review the merger agreement – his position has no basis in fact or law and ignores the many strategic and financial benefits of the acquisition and the potential for shareholder value creation. How much serious thought and analysis could he have given to the Hunter acquisition before opposing and criticizing it?

MR. COCKE’S SINGLE REMAINING NOMINEE LACKS RELEVANT SKILLS AND EXPERIENCE
TO SERVE ON GRIFFON’S BOARD

We do not believe Mr. Cocke has made a persuasive case to change our Board or strategic direction at Griffon, and he launched an unnecessary campaign that features an ever-shrinking slate of directors and poses a real threat to Griffon’s progress and momentum. Mr. Cocke initially publicly nominated three nominees for Griffon’s Board, and has since subsequently withdrawn Gerry Bollman and Leviathan Winn, raising questions on Travis Cocke’s competence, experience, and judgement as an amateur 34 year-old activist with no relevant experience himself.

Mr. Cocke is attempting to conceal his incompetence and lack of judgement in his slipshod nominee selection process by trying to create the false impression that something nefarious led to the withdrawal by two of his nominees from his slate. The truth is that it is highly unusual for this to occur when professional and experienced activists are making a legitimate case for change. Furthermore, the

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fact is that Griffon representatives simply contacted their parent company employers to verify that these two individuals, who were employed by these parent companies’ portfolio companies, were authorized to run as nominees on a dissident slate. Apparently, they were not authorized to do so.

If Mr. Cocke couldn’t even perform minimal due diligence on his own candidates, how can shareholders rely on or trust anything else he is saying? Mr. Cocke and his one remaining nominee don’t deserve your vote.

Mr. Cocke’s remaining nominee does not bring any additional skills to the board and his background raises significant red flags. H. C. Charles Diao’s bio in the Voss proxy statement implies that he is a senior executive of a real professional investment banking company providing financial advisory services.

Clearly not. Diao & Co. LLC is inactive by virtue of having failed to pay its franchise tax. Its address is his home address and it has no listed phone number.

Mr. Cocke’s accusations toward Griffon management and board are clearly aimed to distract from his flawed campaign and its failures.

We strongly urge shareholders to vote the WHITE proxy card FOR ALL four of our highly qualified and experienced director nominees.

We look forward to engaging with you further as the Annual Meeting approaches, and as always, we appreciate your investment in Griffon. We look forward to our earnings report and update to Griffon’s outlook for 2022 and beyond. We are extremely pleased to have closed the value enhancing Hunter Fan acquisition and look forward to building value for all Griffon shareholders.

On behalf of The Griffon Board of Directors

Sincerely,

Ronald J. Kramer	Robert F. Mehmel
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If you have any questions or need assistance in voting your shares please call or email:

Call Toll-Free (800) 322-2885

gffproxy@mackenziepartners.com

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon conducts its operations through two reportable segments:

•	Consumer and Professional Products (“CPP”) is a leading North American manufacturer and a global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

•	Home and Building Product conducts its operations through Clopay Corporation (“Clopay”). Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

Classified as a discontinued operation, Defense Electronics conducts its operations through Telephonics Corporation (“Telephonics”), founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Important Additional Information Regarding Proxy Solicitation

Griffon filed its proxy statement and associated WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on December 30, 2021 in connection with the solicitation of proxies for Griffon’s 2022 Annual Meeting (the “Proxy Statement”). Shareholders as of the record date of December 28, 2021, are eligible to vote at the 2022 Annual Meeting. Griffon, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2022 Annual Meeting. Details concerning the nominees of Griffon’s Board of Directors for election at the 2022 Annual Meeting and information regarding the names of Griffon’s directors and executive officers and their respective interests in Griffon by security holdings or otherwise is set forth in Griffon’s Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD, AND ANY SUPPLEMENTS THERETO, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the Proxy Statement and other relevant documents filed by Griffon with the SEC free of charge from the SEC’s website, www.sec.gov, or by directing a request by mail to Griffon Corporation, Attention: Corporate Secretary, at 712 Fifth Avenue, New York, NY 10019, or by visiting the investor relations section of Griffon’s website, www.griffon.com.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cashflows, revenue, changes in operations, operating improvements, the effects of the Hunter

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Fan transaction, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; our strategy, future operations, prospects and the plans of our businesses, including the exploration of strategic alternatives for Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy; the impact of COVID-19 on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax law. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Griffon Corporation
Brian G. Harris
ir@griffon.com
SVP & Chief Financial Officer
(212) 957-5000

Media
Gladstone Place Partners
Lauren Odell / Danielle Fornabaio
Griffon@gladstoneplace.com
212-230-5930

Investors
MacKenzie Partners, Inc.
Dan Burch / Jeanne Carr
dburch@mackenziepartners.com
jcarr@mackenziepartners.com
1 800-322-2885

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